Exhibit 99.2

CITIZENS INDEPENDENT BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE COMMON SHARES

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO SHAREHOLDERS OF

CITIZENS INDEPENDENT BANCORP, INC.

_____________, 2013

To Shareholders:

This letter is being distributed by Citizens Independent Bancorp, Inc. (the “Company”) to all holders (the “Recordholders”) of common shares of the Company, without par value per share (the “Common Shares”), at 5:00 p.m., Eastern Time, on ______________ , 2013 (the “Record Date”), in connection with the rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to purchase Common Shares. The Rights and Common Shares are described in the offering prospectus dated ____________ , 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of up to $6,000,000 of Common Shares and warrants to purchase up to $3,000,000 of Common Shares, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on ____________, 2013 unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each Common Share owned at 5:00 p.m., Eastern Time, on the Record Date. For every share you owned as of the record date for the Rights Offering, your basic subscription privilege gives you the opportunity to purchase one Common Share (the “Basic Subscription Privilege”) at the cash price of $____________ per full share (the “Subscription Price”). For example, if you owned 300 Common Shares as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Rights and would have the right to purchase 100 Common Shares for the Subscription Price.

If you purchase all of the Common Shares available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any of our Common Shares that are not purchased by our Recordholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of Common Shares available, we will allocate the available Common Shares by multiplying the number of shares requested by each shareholder through the exercise of their Over-Subscription Privilege by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 9.9% of our Common Shares outstanding after completion of the Rights Offering.

For every two shares purchased in the Rights Offering, whether through a Basic Subscription Privilege or an Over-Subscription Privilege, the Recordholder will receive a warrant to purchase one Common Share at a price equal to 90% of the book value of a Common Share as reflected on the books of the Company on the last day of the month prior to the warrant exercise date The warrants will be exercisable for two years following the completion of the Rights Offering and will not be transferable. The exercise price will be payable only by cash or check. No fractional warrants will be issued, and the number of warrants issued will be rounded down. For example, a Recordholder purchasing two Common Shares will receive one warrant and a Recordholder purchasing three Common Shares will receive one warrant, while a Recordholder purchasing four Common Shares will receive two warrants. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the warrant agent, along with payment of the exercise price by a personal check drawn on a U.S. bank, a bank check drawn on The Citizens Bank of Logan, Ohio or wire transfer, at any time up to the close of business on the warrant expiration date.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Common Shares available to you, assuming that no shareholder other than you has purchased any Common Shares pursuant to their Basic Subscription Privilege. Fractional Common Shares resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of Common Shares issuable upon the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privilege to the extent of 369,754 shares, and we will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of Basic Subscription Privilege.

•       To the extent the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege is less than the amount you actually paid in connection with exercise of your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated only the number of shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

•       To the extent the amount you actually paid in connection with the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated the number of shares for which you actually paid in connection with your Basic Subscription Privilege and your Over-Subscription Privilege.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instructions as to the use of Citizens Independent Bancorp, Inc. Rights Certificates;

4. Notice of Tax Information; and

5. A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive your Rights Certificate with payment of the Subscription Price by a personal check drawn on a U.S. bank, a bank check drawn on The Citizens Bank of Logan, Ohio or wire transfer, including final clearance of any checks, prior to the Expiration Time. You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting The Registrar and Transfer Company, toll free at (800) 866-1340 ext. 2991. Any questions or requests for assistance concerning the Rights Offering should be directed to The Registrar and Transfer Company.

Very truly yours,

Citizens Independent Bancorp, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CITIZENS INDEPENDENT BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.